Exhibit (a)(5)(4)

The accompanying unaudited pro forma consolidated statements of operations and financial ratios for the year ended December 31, 2011 and the nine months ended September 30, 2011 give effect to our repurchase of the Notes as if the Notes were repurchased at the end of all periods presented. The accompanying unaudited pro forma consolidated balance sheet as of December 31, 2011 gives effect to our repurchase of the Notes as if the Notes were repurchased as of December 31, 2011.

The historical financial information on which the pro forma information is based is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed on March 5, 2012, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, which was filed on November 14, 2011. The pro forma information and the notes thereto should be read in conjunction with these historical consolidated financial statements.

The unaudited pro forma information are presented for illustrative purposes only and are subject to a number of assumptions which may not be indicative of the results of operations that would have occurred had the Notes been repurchased at the dates indicated or what the results will be for any future periods.

VERENIUM CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2011

(in thousands, except per share data)

	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$28,759	(35,330	)(c)	$(6,571)
Restricted cash	5,000			5,000
Accounts receivable, net of allowance for doubtful accounts of $0.1 million	11,371			11,371
Inventories, net	6,323			6,323
Prepaid expenses and other current assets	2,396			2,396

Total current assets	53,849			18,519
Property and equipment, net	7,806			7,806
Restricted cash	3,200			3,200
Other long term assets	482	(73	)(d)	409

Total assets	$65,337			$29,934

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,543			$8,543
Accrued expenses	6,123	(479	)(e)	5,644
Deferred revenue	4,137			4,137
Accrued restructuring	396			396
Convertible debt, at carrying value (face value of $34.9 million)	34,851	(34,851	)(f)	—
Current liabilities of discontinued operations	436			436

Total current liabilities	54,486			19,156
Other long term liabilities	889			889
Long term liabilities of discontinued operations	17			17

Total liabilities	55,392			20,062
Stockholders’ equity:
Preferred stock—$0.001 par value; 5,000 shares authorized, no shares issued and outstanding	—			—
Common Stock—$0.001 par value; 245,000 shares authorized; 12,611 shares issued and outstanding	12			12
Additional paid-in capital	610,781			610,781
Accumulated deficit	(600,848)	(73	)(d)	(600,921)

Total stockholders’ equity	9,945			9,872

Total liabilities and stockholders’ equity	$65,337			$29,934

(c)	Adjustment to remove cash paid for principal of $34.9 million and accrued and unpaid interest of $0.5 million as if the Notes were repurchased as of December 31, 2011.
(d)	Adjustment to remove the capatilized debt issuance cost balance as if the Notes were repurchased as of December 31, 2011.
(e)	Adjustment to remove the accrued and unpaid interest balance as if the Notes were repurchased as of December 31, 2011.
(f)	Adjustment to remove the Notes principal balance as if the Notes were repurchased as of December 31, 2011.

VERENIUM CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2011

(in thousands, except per share data)

	Historical	Pro Forma Adjustments		Pro Forma
Revenue:
Product	$55,995			$55,995
Collaborative and license	5,272			5,272

Total revenue	61,267			61,267
Operating expenses:
Cost of product revenue	34,481			34,481
Research and development	10,986			10,986
Selling, general and administrative	19,365			19,365
Restructuring charges	2,943			2,943

Total operating expenses	67,775			67,775

Loss from operations	(6,508)			(6,508)
Other income and expenses:
Interest and other income, net	56			56
Interest expense	(3,062)			(3,062)
Gain on debt extinguishment upon repurchase of convertible notes	15,349	(73	)(d)	15,276
Loss on net change in fair value of derivative assets and liabilities	(964)			(964)

Total other income and (expenses), net	11,379			11,306
Net income from continuing operations before income taxes	4,871			4,798
Income tax benefit	368			368

Net income from continuing operations	5,239			5,166

Net loss from discontinued operations	(112)			(112)

Net income attributed to Verenium Corporation	$5,127			$5,054

Net income (loss) per share, basic and diluted:
Continuing operations	$0.42			$0.40

Discontinued operations	$(0.01)			$(0.01)

Attributed to Verenium Corporation	$0.41			$0.40

Weighted average shares used in calculating basic and diluted net income (loss) per share	12,608			12,608

(d)	Adjustment to show the loss on debt extinguishment related to the write off of the capitalized debt issuance cost balance as if the Notes were repurchased as of December 31, 2011.

VERENIUM CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011

(in thousands, except per share data)

	Historical	Pro Forma Adjustments		Pro Forma
Revenue:
Product	$42,252			$42,252
Collaborative and license	4,694			4,694

Total revenue	46,946			46,946
Operating expenses:
Cost of product revenue	26,174			26,174
Research and development	7,593			7,593
Selling, general and administrative	14,106			14,106
Restructuring charges	2,940			2,940

Total operating expenses	50,813			50,813

Loss from operations	(3,867)			(3,867)
Other income and expenses:
Interest and other income, net	50			50
Interest expense	(2,421)			(2,421)
Gain on debt extinguishment upon repurchase of convertible notes	15,349	(147	)(g)	15,202
Loss on net change in fair value of derivative assets and liabilities	(1,005)			(1,005)

Total other income and (expenses), net	11,973			11,826
Net income from continuing operations before income taxes	8,106			7,959
Income tax benefit	—			—

Net income from continuing operations	8,106			7,959

Net income from discontinued operations	37			37

Net income attributed to Verenium Corporation	$8,143			$7,996

Net income per share, basic and diluted:
Continuing operations	$0.64			$0.63

Discontinued operations	$0.00			$0.00

Attributed to Verenium Corporation	$0.65			$0.63

Weighted average shares used in calculating basic and diluted net income (loss) per share	12,607			12,607

(g)	Adjustment to show the loss on debt extinguishment related to the write off of the capitalized debt issuance cost balance as if the Notes were repurchased as of September 30, 2011.

VERENIUM CORPORATION

UNAUDITED PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

(in thousands, except ratio data)

	For the Year Ended December 31, 2011	For the Nine Months Ended September 30, 2011
Earnings:
Pre-tax income from continuing operations	$4,798	$7,959
Add: Total fixed charges (see details below)	2,945	2,392

Total income before provision for income taxes plus fixed charges	$7,743	$10,351

Fixed Charges:
Sum of:
Interest expense(a)	$2,718	$2,239
Amortized premiums, discounts and capitalized expenes related to indebtedness (b)	227	153

Total fixed charges	$2,945	$2,392

Ratio of earnings to fixed charges	2.63	4.33

VERENIUM CORPORATION

UNAUDITED PRO FORMA BOOK VALUE PER SHARE

AS OF DECEMBER 31, 2011

(in thousands, except per share data)

Pro Forma
Stockholders’ Equity	$9,872
Outstanding Shares	12,611

Book Value per Share	$0.78